UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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THE BUCKLE, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE BUCKLE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 4, 2010

To Our Stockholders:

The Annual Meeting of Stockholders of The Buckle, Inc. will be held at the Holiday Inn, Kearney, Nebraska, on Friday, June 4, 2010 at 10:00 A.M., for the following purposes:

1.

To elect a Board of Directors. The Board of Directors intends to nominate the following nine persons, each of whom currently serves as a Board member: Daniel J. Hirschfeld, Dennis H. Nelson, Karen B. Rhoads, James E. Shada, Robert E. Campbell, Bill L. Fairfield, Bruce L. Hoberman, John P. Peetz, III, and Michael E. Huss.

2.	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending January 29, 2011.
3.	To approve the Company’s 2010 Management Incentive Plan.
4.	To approve an Amendment to the Company’s 2005 Restricted Stock Plan.
5.	To approve Performance-Based Awards granted pursuant to the Company’s 2005 Restricted Stock Plan.
6.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 26, 2010 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

A copy of the Company’s annual report is being mailed with this proxy statement to stockholders entitled to notice of this meeting.

By Order of the Board of Directors,

Kyle L. Hanson, Secretary

April 21, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 4, 2010: The Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

THE BUCKLE, INC.
2407 West 24th Street
Kearney, NE 68845

PROXY STATEMENT FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD JUNE 4, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Buckle, Inc. (“the Company”) for use at the Annual Meeting of Stockholders of the Company to be held June 4, 2010, or at any adjournments of said meeting (the “Meeting”). The enclosed form of proxy, if executed, may nevertheless be revoked at any time insofar as it has not been exercised. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions given; or if no direction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto.

The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of stock. In addition to the use of mail, proxies may be solicited by personal interview, by internet, or by telephone. Copies of the Proxy Statement and proxy form will be first provided to stockholders on April 21, 2010.

VOTING INFORMATION

As of March 26, 2010, the Company had outstanding 46,659,195 shares of Common Stock. Each share of Common Stock is entitled to one vote. Only stockholders of record on March 26, 2010 will be entitled to vote at the Annual Meeting of Stockholders. A holder of Common Stock is entitled to cumulate his or her votes in the election of Directors and may give one or more candidates as many votes as the number of Directors to be elected multiplied by the total number of shares owned by such stockholder. Under Nebraska law there are no conditions precedent to the exercise of cumulative voting rights. On all other matters which may come before the Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Stockholders

As of March 26, 2010, the Common Stock was held of record by 401 stockholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each Director, nominee for Director, and all executive officers and Directors as a group, as of March 26, 2010. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock assuming the exercise of all outstanding options, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to their shares of Common Stock.

Name of Beneficial Owner	Shares of Common Stock

	Sole Voting and Investment Power	Shared Voting and Investment Power (1)	Right to Acquire (2)	Percent

5% Shareholders
Royce & Associates, LLC (3)	6,712,775	0	0	14.50%
Wellington Management Co, LLP (4)	0	2,445,068	0	5.28%
Allianz Global Investors
Management Partners LLC (4)	2,698,800	0	0	5.80%
Directors, Nominees, and Named Executive Officers
Daniel J. Hirschfeld	16,800,000	0	0	36.01%
Dennis H. Nelson	819,131	1,899,180	653,197	7.03%
Karen B. Rhoads	306,652	3,551	89,574	*
James E. Shada	2,250	222,623	0	*
Robert E. Campbell	15,253	0	45,602	*
Bill L. Fairfield	27,602	0	11,568	*
Bruce L. Hoberman	6,750	0	16,897	*
John P. Peetz	5,523	0	8,619	*
Michael E. Huss	3,000	0	0	*
All executive officers and
Directors as a group (14)	18,331,847	2,266,733	1,115,266	45.27%

* Less than 1%
(1)

These amounts include shares owned within participants’ 401(k) accounts for which the voting power is held by Fidelity Investments. Share amounts include Dennis H. Nelson with 4,206, Karen B. Rhoads with 2,051, and all executive officers as a group with 15,352.

(2)	These amounts represent shares as to which the named individual has the right to acquire through exercise of options which are exercisable within the next 60 days.
(3)	Shares owned by Royce & Associates, LLC are those reported in its most recent Form 13G/A as filed with the SEC on January 22, 2010.
(4)	Shares owned by Wellington Management Co, LLP and Allianz Global Investors Management Partners LLC are those reported in their Forms 13G as filed with the SEC on February 12, 2010.

Proposal 1

ELECTION OF DIRECTORS

Directors will be elected at the June 4, 2010 Annual Meeting to serve until the next Annual Meeting and until their successors are elected and qualified. In accordance with the By-laws of the Company, the size of the Board of Directors has been fixed at nine, and nine Directors are to be elected at the Annual Meeting.

The Board of Directors recommends the election of the nine nominees listed below. In the absence of instructions to the contrary, shares represented by the Proxy will be voted for the election of all such nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of Director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees, which is based on data furnished by them.

Daniel J. Hirschfeld, age 68. Mr. Hirschfeld is Chairman of the Board of the Company. He has served as Chairman of the Board since April 19, 1991. Prior to that time, Mr. Hirschfeld served as President and Chief Executive Officer. Mr. Hirschfeld has been involved in all aspects of the Company’s business, including the development of the Company’s management information systems. The Board believes that Mr. Hirschfeld’s knowledge of Company operations based upon his longstanding experience with the Company as its founder allows him to provide strategic guidance and unique insights into the Company’s challenges and opportunities.

Dennis H. Nelson, age 60. Mr. Nelson is President and Chief Executive Officer and a Director of the Company. He has served as President and a Director since April 19, 1991. Mr. Nelson was elected as Chief Executive Officer by the Board of Directors on March 17, 1997. Mr. Nelson began his career with the Company in 1970 as a part-time salesman while he was attending Kearney State College (now the University of Nebraska - Kearney). While attending college, he became involved in merchandising and sales supervision for the Company. Upon graduation from college in 1973, Mr. Nelson became a full-time employee of the Company and he has worked in all phases of the Company’s operations since that date. Prior to his election as President and Chief Operating Officer on April 19, 1991, Mr. Nelson performed all of the functions normally associated with those positions. The Board believes that Mr. Nelson’s experience with the Company for nearly forty years and his day-to-day leadership of the Company, as Chief Executive Officer, allows him to provide valuable guidance from his intimate knowledge of the Company’s operations and the markets in which the Company operates.

Karen B. Rhoads, age 51. Ms. Rhoads is Vice-President of Finance, Treasurer, Chief Financial Officer, and a Director of the Company. Ms. Rhoads was elected a Director on April 19, 1991. She worked in the corporate offices during college and later worked part-time on the sales floor. Ms. Rhoads practiced as a CPA for 6 1/2 years, during which time she began working on tax and accounting matters for the Company as a client. She has been employed with the Company since November 1987. The Board believes that Ms. Rhoads’ experience in public accounting, coupled with her longstanding experience with the Company, allows her to provide the Company with detailed analysis of the Company’s financial operations.

James E. Shada, age 54. Mr. Shada has been a Director of the Company since March 11, 2002. Mr. Shada previously served as Vice-President of Sales and Executive Vice-President of Sales since April 19, 1991. Effective March 27, 2009, Mr. Shada retired from the Company, after stepping down from his executive position on June 30, 2008. Mr. Shada began his career with the Company in November 1978 as a part-time salesman while attending Kearney State College (now the University of Nebraska - Kearney). He later served as store manager for the Company before returning to the corporate office in 1985 as the Company’s sales manager. He was also involved in site selection and development and education of personnel as store managers and as area and district managers. The Board believes that Mr. Shada’s prior experience with the Company, as Executive Vice-President of Sales, allows him to provide special insights on the Company’s sales operations.

Robert E. Campbell, age 67. Mr. Campbell has been a Director of the Company since July 1, 1991. Since 1985, Mr. Campbell has served as Chairman and Chief Executive Officer, and currently President and Operating Manager, of Miller & Paine LLC, a company which owns and manages office and retail properties in Lincoln, Nebraska. Before 1988, Miller & Paine owned and operated department stores in Lincoln and Grand Island, Nebraska, which were sold to Dillards Department Stores, Inc. Since September 1997, Mr. Campbell has also served as a development officer, and is currently Director of Development, for the Madonna Foundation, which supports the Madonna Rehabilitation Hospital in Lincoln, Nebraska. The Board believes that Mr. Campbell’s experience with retail department stores allows him to provide a valuable perspective on various aspects of retail store operations.

Bill L. Fairfield, age 63. Mr. Fairfield has served as a Director of the Company since May 30, 1996. Mr. Fairfield is currently Chief Executive Officer of infoGROUP, a global powerhouse of information solutions. Mr. Fairfield also currently serves on the Board of Directors of MSI, Inc. In 2003 and 2004 Mr. Fairfield was Executive Vice-President of Sitel Corporation, and from 1991 until October 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., a technology management services company. Prior to 1991 Mr. Fairfield was Chief Executive Officer of Valcom, the predecessor company to Inacom Corp. The Board believes that Mr. Fairfield’s business experience related to technology and his current role as Chief Executive Officer of infoGROUP allows him to provide insight in technology, auditing and financial matters.

Bruce L. Hoberman, age 63. Mr. Hoberman has served as a Director of the Company since June 2, 2000. He is currently Chief Executive Officer of Proxibid, Inc., an internet auction service provider. He previously served as a member of the MSI, Inc. Board of Directors. Mr. Hoberman was Founder and President of Homer’s, Inc., a music retail chain and distribution company based in Omaha, Nebraska, from 1971-1993. The Board believes that Mr. Hoberman’s experience with a music retail chain and his current role as Chief Executive Officer of Proxibid, Inc. allows him to provide insight in retail, technology, and financial matters.

John P. (Jack) Peetz, III, age 60. Mr. Peetz has served as a Director of the Company since June 2, 2006. Mr. Peetz is currently Executive Vice-President and Chief Operating Officer for Crete Carrier Corporation, one of the largest privately held trucking companies in the United States, located in Lincoln, Nebraska. He has held this position since 1991 and held other positions with that organization prior to that date. He is also President of Shaffer

Trucking, a division of Crete Carrier. Prior to joining the Crete organization, Mr. Peetz practiced law in Sidney, Nebraska with the firm of Peetz, Peetz & Sonntag. The Board believes that Mr. Peetz’s experience as Executive Vice-President and Chief Operating Officer of Crete Carrier Corporation allows him to provide insight with respect to distribution and financial matters.

Michael E. Huss, age 55. Mr. Huss has served as a Director of the Company since May 29, 2009. Mr. Huss is General Counsel for Mutual of Omaha Bank and Deputy General Counsel, Chief Securities Compliance Officer, and Corporate Secretary for the Mutual of Omaha Companies. Mr. Huss has been with Mutual of Omaha since 1993, holding various positions prior to those he currently serves. Prior to joining the Mutual of Omaha Companies, Mr. Huss practiced law as a partner at Kutak Rock law firm in Omaha, Nebraska and was a certified public accountant in San Diego, California. The Board believes that Mr. Huss’ experience as General Counsel for Mutual of Omaha Bank, Deputy General Counsel, Chief Securities Compliance Officer, and Corporate Secretary for Mutual of Omaha Companies, coupled with his prior experience as a certified public accountant, allows him to provide insight in accounting, audit, compliance, and financial matters. From his years of experience in accounting and law, he has knowledge and understanding of generally accepted accounting principles and auditing standards, and how they should be applied to financial reporting systems. Mr. Huss serves on the Company’s Audit Committee and meets the SEC definition of an audit committee financial expert.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

CORPORATE GOVERNANCE

The Board has developed corporate governance practices to help it fulfill its responsibility to shareholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of shareholders. The Company’s corporate governance practices are documented in the Corporate Governance Guidelines and in the charters of the three committees of the Board. The Company’s Corporate Governance Guidelines and committee charters are periodically reviewed and updated as necessary to reflect changes in regulatory requirements and changes in oversight practices.

Chairman and Chief Executive Officer

The Company does not have a formal policy regarding the separation of its Chairman and Chief Executive Officer positions. The role of Chairman and that of Chief Executive Officer currently are held separately. Daniel J. Hirschfeld serves as Chairman of the Board of Directors while Dennis H. Nelson serves as President and Chief Executive Officer. The Board of Directors believes that the Company’s current leadership structure is appropriate and achieves important objectives for the Company. Mr. Nelson is positioned to fully focus his energies on implementing the Company’s business strategy and administering its day-to-day affairs. Mr. Hirschfeld is positioned to draw on his relationships with existing Board members and his experience as a past President and Chief Executive Officer of the Company to effectively discharge the duties of Chairman, while also serving as a resource to Mr. Nelson. Further, Mr. Hirschfeld remains the Company’s largest shareholder and, as Chairman, is in a position to promote the interests of all shareholders.

Risk Oversight

The Company’s Board of Directors oversees risk management with a focus on the Company’s primary areas of risk: risk related to the Company’s business strategy, financial risk, legal/compliance risk, and operational risk. The President and Chief Executive Officer and each of the Company’s other executive officers are responsible for managing risk in their respective areas of authority and expertise, identifying key risks to the Board of Directors, and explaining to the Board how those risks are being addressed.

The Board of Directors receives reports from Company executives with respect to their areas of managerial responsibility. These reports include information concerning risks and risk mitigation strategies. For example, the Board of Directors receives quarterly reports from certain members of management regarding areas of operational risk. In addition, the Board evaluates risk related to business strategies and transactions. For example, the Board monitors significant capital expenditures through its review of the annual budget and quarterly capital expenditure reports from management.

The standing committees of the Board also have responsibility for risk oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to internal controls over financial reporting. It receives an annual risk assessment report from the Company’s internal auditors, as well as financial risk assessment information in connection with particular events or transactions. In addition, the Audit Committee regularly receives reports regarding information reported through the Company’s “whistleblower hotline.” The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to regulatory compliance and receives regular reports from the Company’s General Counsel. As discussed below, the Compensation Committee addresses risks relating to the Company’s executive compensation strategies. The full Board of Directors receives regular reports from the chairs of the committees and receives reports and other meeting materials provided to each of the committees.

Compensation Risk Assessment

In setting executive compensation, the Compensation Committee considers the risks to the Company’s stockholders and to achievement of Company goals that may be inherent in the compensation program. Although a significant portion of compensation for the Company’s executives is performance-based and “at-risk,” the Compensation Committee believes the Company’s executive compensation plans are appropriately structured and do not pose a material risk to the Company. Specifically, performance-based compensation for management is tied to growth in Same Store Sales, Gross Margin, and Pre-Bonus Net Income. The Compensation Committee has determined that growth in Same Store Sales, Gross Margin, and Pre-Bonus Net Income will likely translate to an increase in the share price of the Company’s common stock, thereby aligning management’s focus with that of the Company’s shareholders without creating incentives that are reasonably likely to have a material adverse effect on the Company. Incentive compensation for non-management employees, such as store managers and regional managers, is similarly tied to measures that align the employees’ focus with that of the Company’s shareholders.

Board Committee Charters

The Board has four standing committees, the Executive Committee, the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Except for the Executive Committee, whose members are all executive officers of the Company, all committee members meet the independence requirements of the United States Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). The charters of these committees are available on the Company’s website at www.buckle.com and upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, Nebraska 68848. Current committee members are as listed:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

Robert E. Campbell	X	X	X

Bill L. Fairfield	Chairman	X	X

Bruce L. Hoberman	X	X	Chairman

John P. (Jack) Peetz, III	X	Chairman	X

Michael E. Huss	X	X	X

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. These Guidelines are available free of charge on the Company’s website at www.buckle.com or upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848.

Code of Ethics

The Company has a Code of Ethics that applies to all employees, including the Chief Executive Officer and the Chief Financial Officer, as well as all members of the Board of Directors. The Code of Ethics is available free of charge on the Company’s website at www.buckle.com or upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848.

The Company intends to satisfy its disclosure obligations under applicable rules of the SEC regarding an amendment to or waiver from a provision of the Company’s Code of Ethics that applies to the Company’s Chief Executive Officer or its Chief Financial Officer by posting such information on its internet website.

Independence

The Company’s Corporate Governance Guidelines require that a majority of the Board consist of Directors who qualify as independent under NYSE Listing Standards. The Board has determined that all non-employee Directors of the Company, except for James E. Shada, comprising five of the nine members of the Board of Directors during fiscal 2009, are independent under NYSE Standards. In addition, all committee members, other than the Executive Committee members, meet the applicable independence requirements of the NYSE Standards. The names of the independent directors are: Robert E. Campbell, Bill L. Fairfield, Bruce L. Hoberman, John P. (Jack) Peetz, III, and Michael E. Huss.

Executive Sessions of Non-Management Directors

The Company’s independent Directors meet separately in executive session without employee Directors or representatives of management at each regularly scheduled quarterly meeting of the Board. The Chair of these executive sessions is rotated among the non-employee Directors alphabetically.

Stockholder Communication with the Board of Directors

Stockholders or other interested parties may contact an individual Director, the Board as a group, or the non-employee Directors as a group, by writing to: Board of Directors or Directors, c/o Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848. The communication should specify the applicable addressee(s) to be contacted as well as the address and telephone number of the person submitting the communication. The Board has instructed the Corporate Secretary to review all communications to the Board and to only distribute if appropriate to the duties and responsibilities of the Board. The Board has instructed the Corporate Secretary to not forward communications that she determines to be primarily commercial in nature, that relate to an improper or irrelevant topic, or that request general information about the Company. Communications regarding accounting, internal accounting controls, or auditing matters may also be reported to the Company’s Board of Directors using the above address or through The Buckle Ethics Hotline. Information about how to contact The Buckle Ethics Hotline is available on the Company’s website at www.buckle.com and in the Company’s Code of Ethics.

Company Website

Information on the Company’s website is not incorporated by reference into this Proxy Statement.

Meetings and Committees of the Board

During fiscal 2009, five meetings of the Board of Directors, ten meetings of the Executive Committee, six meetings of the Compensation Committee, three meetings of the Corporate Governance and Nominating Committee, and eight meetings of the Audit Committee were held. No Director was absent from more than twenty-five percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees on which he or she served. The Company has the following standing committees:

Executive Committee. The Executive Committee has the power and authority of the Board of Directors to manage the affairs of the Company between meetings of the Board of Directors. The Executive Committee establishes compensation for all non-officer employees of the Company. The Committee also regularly reviews significant corporate matters and recommends action as appropriate to the Board. Members of the Executive Committee presently are Daniel J. Hirschfeld, Dennis H. Nelson, and Karen B. Rhoads.

Audit Committee. The Audit Committee meets with the Company’s Chief Financial Officer and independent accountants to review the scope of auditing procedures and the policies relating to internal controls and to review the Company’s public financial statements. The Board of Directors has determined that the Company has at least one audit committee member that meets the requirements of a financial expert. For fiscal 2009, Michael E. Huss, who served on the audit committee and fulfilled the audit committee financial expert role, was independent with respect to the Company and its management.

Compensation Committee. The Compensation Committee is responsible for establishing the Company’s philosophy, policies, and strategies relating to executive compensation and for evaluating the performance of the Company’s Chief Executive Officer. The Compensation Committee also administers the Company’s 1997 Executive Stock Option Plan, the 1999 Employee Stock Option Plan, the 2005 Restricted Stock Plan, and the Company’s incentive plans for management, including the 2010 Management Incentive Plan.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for researching and recruiting qualified new members for the Company’s Board of Directors. In considering whether to recommend any candidate for inclusion in the slate of recommended Director nominees, the Corporate Governance and Nominating Committee applies the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s independence, integrity, experience, sound judgment in areas relevant to the Company’s business, and willingness to commit sufficient time to the Board of Directors, all in the context of an assessment of the perceived needs of the Board of Directors at that point in time. The Corporate Governance and Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant breadth of experience, knowledge, and abilities that will allow the Board of Directors to fulfill its responsibilities. The committee is also responsible for reviewing the Company’s Corporate Governance Guidelines and recommending to the Board any modifications the committee deems appropriate. The committee is charged with overseeing the evaluation and reporting to the Board on the performance and effectiveness of the Board and its committees. The Corporate Governance and Nominating Committee will consider nominees for Directors recommended by stockholders of the Company and will evaluate such nominees using the same criteria used to evaluate Director candidates otherwise identified by the committee. Stockholders wishing to make such recommendations should write to: Corporate Governance and Nominating Committee, c/o Corporate Secretary, The Buckle, Inc., P. O. Box 1480, Kearney, NE 68848. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications, and other relevant biographical information.

Attendance at Annual Meeting

The Company requires all Directors to use all reasonable efforts to attend the Annual Meeting of Stockholders. The Board of Directors holds one of its regularly scheduled quarterly meetings immediately following adjournment of the Annual Stockholder Meeting. Each Director of the Company attended the Annual Meeting held in May 2009.

CEO Certification

The Listing Standards of the NYSE require that the Company’s CEO certify to the NYSE each year that he or she is not aware of any violation by the Company of the NYSE Corporate Governance Listing Standards, qualifying the certification to the extent necessary. The Company’s CEO, Dennis H. Nelson, filed such a certification with the NYSE for fiscal 2009.

Director Compensation

For their services as Directors in fiscal 2009, the members of the Board of Directors who are not employees of the Company were paid $12,000 annually, $3,000 for each quarterly Board meeting they attended, $500 for each telephonic meeting less than 30 minutes, and $1,000 for each telephonic meeting lasting 30 minutes or longer, held for the Board or any committee thereof. The Chairman of each committee of the Board received additional cash payment for service as Chairman as follows: the Audit Committee Chairman received $2,500 per quarter, the Compensation Committee Chairman received $1,500 per quarter, and the Chairman of the Corporate Governance and Nominating Committee received $500 per quarter.

Effective February 1, 2009, the Company replaced the Director Stock Option Plan with the 2008 Director Restricted Stock Plan, approved by shareholders on May 28, 2008. Under the 2008 Director Restricted Stock Plan, 2,250 shares of non-vested stock are granted annually to each non-employee Director (a Director of the Company who is not an officer or employee of the Company) on the first day of each fiscal year, with the first grants being made on February 1, 2009. The Plan also provides that each non-employee Director be granted 750 shares of non-vested stock on the date such Director is first elected to the Board of Directors of the Company. The shares granted are vested 25 percent immediately, with an additional 25 percent vesting on each of the first three successive anniversaries of the date of the issuance. There are no family relationships among any of the Directors or Officers of the Company.

The following table summarizes the compensation paid to the Company’s non-employee directors for the fiscal year ended January 30, 2010:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQDC Earnings	All Other Compensation ($)	Total ($)

Bill L. Fairfield	37,500	47,588	0	0	0	0	85,088
Robert E. Campbell	27,500	47,588	0	0	0	0	75,088
Bruce L. Hoberman	29,000	47,588	0	0	0	0	76,588
John P. Peetz, III	33,000	47,588	0	0	0	0	80,588
Michael E. Huss (3)	19,500	26,835	0	0	0	0	46,335
James E. Shada (3)	18,000	0	0	0	0	0	18,000
Ralph M. Tysdal (3)	12,500	11,907	0	0	0	0	24,407
David A. Roehr (3)	12,500	11,907	0	0	0	0	24,407

(1) The amount shown is the amount earned during fiscal 2009 by the Company’s non-employee directors, including an annual retainer paid in quarterly installments, fees paid for attending meetings, including conference calls, and quarterly fees for the Chairman of each committee.
(2) Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC 718, Compensation-Stock Compensation. The aggregate grant date fair value of non-vested shares granted to non-employee directors in fiscal 2009 was $241,001. As of January 30, 2010, each director had the following number of options outstanding: Mr. Fairfield 13,530; Mr. Campbell 47,295; Mr. Hoberman 18,590; Mr. Peetz 10,311; Mr. Huss none; Mr. Shada none; Mr. Tysdal 10,510; and Mr. Roehr none.
(3) Each of Mr. Huss, Mr. Shada, Mr. Tysdal, and Mr. Roehr served as a non-employee director for only part of fiscal 2009. Mr. Tysdal and Mr. Roehr ceased to be directors on May 29, 2009, while Mr. Huss was added as a director on that same date. Mr. Shada retired as an employee of the Company on March 27, 2009 and became a non-employee director on that date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers, Directors, and greater than 10% stockholders (“Reporting Persons”) to file certain reports (“Section 16 Reports”) with respect to beneficial ownership of the Company’s equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representations by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company’s Reporting Persons during and with respect to fiscal 2009 have been complied with on a timely basis, except for one late Form 5 filed by Karen B. Rhoads, James E. Shada, and Patricia K. Whisler.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company is engaged in a highly competitive industry, with fashion, selection, quality, price, location, store environment, and service being the principal competitive factors. In order to compete and succeed, the Company believes that it must be able to attract, motivate, and retain highly qualified executives. The Company emphasizes the promotion of store managers and other management personnel from within. The Company’s compensation philosophy is that each member in a position to make the Company grow should be rewarded for growth and, as such, the compensation plan is intended to provide a relationship between the compensation earned by executive officers and the creation of value for shareholders. The Company has a team philosophy, reflected by the facts that (i) employees have always been referred to as “teammates”; and (ii) performance goals upon which performance bonuses for executive officers are based, are strategic goals for Company performance, not individual goals.

Elements of Executive Compensation

For fiscal 2009, the compensation program for all executive officers, including Mr. Dennis H. Nelson, who serves as President and Chief Executive Officer, and Karen B. Rhoads, who serves as Vice-President of Finance, Treasurer, and Chief Financial Officer, consisted of:

•	competitive base salary;

•	incentive cash bonus, based upon the actual performance of the Company;
•

benefits including a health and welfare plan, 401(k) plan, and supplemental non-qualified deferred compensation plan (to provide officers with a benefit comparable to that being currently provided to other employees under the 401(k) plan); and

•	shares of Restricted Stock (hereafter referred to as “Non-Vested Stock” in accordance with terminology used in Generally Accepted Accounting Principles (“GAAP”)).

The first three elements listed above are short-term in nature and designed to attract, motivate, and retain a talented executive team. Non-Vested Stock provides a long-term incentive designed to reward executives for the achievement of sustainable growth in shareholder value. Non-Vested Stock was granted in accordance with the 2009 Management Incentive Plan, which was previously approved by stockholders.

Salary

Fiscal 2009 salaries for executive officers were set in January 2009 and were increased over salaries paid for fiscal 2008. The salary amounts are reported in the Summary Compensation Table on page 14. When establishing base salaries, the Compensation Committee considered factors such as the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual in prior years with the Company, and the number and availability of well qualified candidates to assume the individual’s role. Base salary ranges are reviewed and re-established by the Compensation Committee annually.

Incentive Cash Bonus

The 2009 Management Incentive Plan, which was approved by stockholders at the Annual Meeting in 2009, in addition to creating a Bonus Pool as a cash incentive for executive officers, granted the Compensation Committee discretion to grant year-end cash incentives for extraordinary events as may be determined by the Compensation Committee. No discretionary awards were made pursuant to that authority.

The Bonus Pool for fiscal 2009 included 8.0% of the increase in Same Store Sales (as defined in the Plan), 4.5% of the increase in Gross Margin (as defined in the Plan), and 14% of the increase in Pre-Bonus Net Income (as defined in the Plan). The base year amounts under the Plan are the immediately preceding fiscal year for Same Store Sales and the prior three-year rolling average for Gross Margin and Pre-Bonus Net Income. For fiscal 2009, the Company achieved the incentive goal in each of the following three criteria: Same Store Sales, Gross Margin, and Pre-Bonus Net Income. The Bonus Pool, computed in accordance with the 2009 Management Incentive Plan, was $9,318,996, which was allocated among the executive officers as disclosed in the Summary Compensation Table on page 14.

Management of the Company has identified both Same Store Sales and Gross Margin as key indicators of Company performance, and the Compensation Committee has determined that growth in both Same Store Sales and Gross Margin, as well as growth in Pre-Bonus Net Income (as defined) will likely translate to an increase in the share price of the Company’s stock, thereby aligning management’s focus with that of the Company’s stockholders.

Non-Vested Stock

Non-Vested Stock is currently the only long-term compensation component of the Company’s executive compensation program. Beginning in 2005, for a variety of market and competitive reasons, the Compensation Committee started limiting the use of stock options as long-term incentive compensation and instead began making grants of Non-Vested Stock. The Compensation Committee believes that the use of Non-Vested Stock brings a greater degree of predictability and stability to the long-term incentive component of the management compensation program and more closely aligns the interests of management with those of shareholders.

The Compensation Committee determines the number of shares of Non-Vested Stock to be granted to the President. The Compensation Committee also determines the number of shares of Non-Vested Stock to be granted to the other executive officers after consultation with the President. The objective is to align compensation with long-term stockholder return and create a compensation program that motivates management to focus both on immediate results and economic rewards and on creating sustainable, long-term enterprise value for the Company’s stockholders. In addition, in determining the number of shares for Non-Vested Stock grants, the Compensation Committee considers (among other facts such as market and competitive data) dilution and potential dilution. The Compensation Committee considers the percentage of the total outstanding shares of the Company, determined on a fully diluted basis, represented by shares of Non-Vested Stock and the remaining outstanding stock options held both by executive officers and by all employees of the Company as a whole. A subcomponent of that dilution is represented by shares of Non-Vested Stock held by executive management.

Each grant of Non-Vested Stock vests only upon achievement of Performance Goals and then in increments over a four-year period commencing on the date the Compensation Committee certifies that the Performance Goals were achieved. The Compensation Committee believes that a four-year vesting period motivates management to adopt a longer term perspective on Company performance while simultaneously developing a strong retention incentive for executive officers.

The Committee believes the Performance Goals further align management’s compensation with long-term stockholder returns. The Company is seeking stockholder approval of performance goals for performance-based grants under the 2005 Restricted Stock Plan. The Company intends that performance-based Non-Vested Stock grants for executive officers comply with the requirements for qualifying performance-based compensation under Section 162(m) of the Internal Revenue Code. For additional information, see Proposal 5, Proposal to Approve Performance-Based Awards Granted Pursuant to the Company’s 2005 Restricted Stock Plan.

Shares of Non-Vested Stock were granted pursuant to the 2005 Restricted Stock Plan as of February 1, 2009 and vest according to the terms of the 2009 Management Incentive Plan. Those terms include a performance feature whereby one-half of the shares vest over four years if a 3% increase in Pre-Bonus Net Income is achieved and the other one-half vest over four years if an 6% increase in Pre-Bonus Net Income is achieved. Shares granted for fiscal 2009 are disclosed in the Grants of Plan-Based Awards chart shown on page 15.

The Company achieved the Performance Goals set for fiscal 2009, thus all shares granted to executive officers and others on February 1, 2009, vested 20% immediately upon certification by the Compensation Committee that the goals had been met. The remaining shares will vest 20% on January 29, 2011 and 30% on each January 28, 2012 and February 2, 2013.

The Compensation Committee has considered the application of the Internal Revenue Code which disallows a public company’s deduction for top executive’s compensation in the excess of $1,000,000. The Committee intends that all of the compensation payable to its executive officers be deductible for income tax purposes.

Option Grants in Last Fiscal Year

There were no stock options granted in fiscal 2009 to any executive officer, employee, or director.

Employment Agreements

The Company has no employment agreements under which any employee, including the executive officers, is entitled to employment for any specific period of time. Each fiscal year the named executive officers sign an acknowledgment which contains the anticipated compensation arrangement for the employee for the current fiscal year and acknowledges that the employee is an employee at will and that the terms of the employment arrangement can be changed by the Company or terminated by either the Company or the officer at any time. Each executive officer listed in the summary compensation table below receives a salary plus a cash incentive, based on growth in key performance categories, and Non-Vested Stock, as provided for in the 2009 Management Incentive Plan. For fiscal 2009 the acknowledgments provided base salary for each of these executive officers as follows: Dennis H. Nelson $900,000, Karen B. Rhoads $280,000, Patricia K. Whisler $325,000, Brett P. Milkie $315,000, and Kari G. Smith $310,000. For fiscal 2008 and 2007, the bonus amounts were paid according to the 2008 Management Incentive Plan and the 2007 Management Incentive Plan, respectively. (See “Report of the Compensation Committee.”)

Bonuses are payable before April 15 of the year following the year to which they related and are contingent upon the employee being employed by the Company on the last day of the fiscal year for which the bonus was earned. For purposes of computing bonuses for all executive officers identified in the summary compensation table “profits” mean Pre-Bonus, Pre-Tax Net Income, excluding income on cash and investments and after deducting bonus draws.

Related Party Transactions

The total amount owed to the Company by the Hirschfeld Family Trust is $1,035,000 ($600,000 principal plus $435,000 of accrued interest). The loans are repayable with interest at the rate of 5 percent per annum and are represented by promissory notes dated July 27, 1994, July 14, 1995, and July 16, 1996, and are secured pursuant to, and in accordance with, the terms of a collateral assignment dated July 27, 1994, pursuant to which Jeffrey L. Orr, as Trustee, has assigned and conveyed to the Company, as security for the loan, all of the Trust’s right, title, and interest in a certain life insurance policy owned by the Trust and insuring the life of Daniel J. Hirschfeld. The 1996 loan completed the planned periodic premium payments due on the insurance policy, requiring no additional loans.

Other Compensation

The Compensation Committee does not believe that perquisites and other compensation and benefits should play a major role in the overall executive compensation program. The Company’s executive officers are offered the opportunity to defer a portion of their annual base salary and annual performance bonus through a 401(k) plan that is generally available Company-wide and through a more restricted (i.e., participation is limited to the Company’s President and other executive officers) non-qualified deferred compensation program, both of which include Company matching contributions. The Compensation Committee views these deferral programs more as an individual retirement planning option for the employees and not as a long-term compensation program. The amount of Company matching contributions for each named executive officer is reported in a footnote to the Summary Compensation Table.

The Company provided limited personal use of the Company’s airplane to the President and Chief Executive Officer. The amount of this benefit is reported as a footnote to the Summary Compensation Table.

Potential Payments Upon Change in Control

The “Restricted Stock Agreement” pursuant to which Non-Vested Stock is issued pursuant to the Company’s 2005 Restricted Stock Plan contains provisions providing for the immediate vesting of all non-vested shares, for which Performance Goals have been achieved and certified, upon the occurrence of a Change in Control or in the event employment with the Company is terminated by Company for other than Good Cause or if the employee terminates his or her employment for Good Reason.

Generally a Change in Control is deemed to occur upon:

•

Any acquisition (other than by an employee benefit plan sponsored or maintained by the Company, or by Dan Hirschfeld, or any member of his family) of 25% or more of the then outstanding voting securities of the Company, or 25% of more of the total value of all equity securities, if, at the time of such acquisition, Dan Hirschfeld, members of his family and his affiliates own less than 50% of the outstanding voting securities of the Company or less than 50% of the total value of all equity securities of the Company;

•

If individuals who as of the effective date of each Plan constitute the Board of Directors of the Company, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of the current members or their successors, cease for any reason to constitute at least a majority of the Board of Directors.

•

Approval by the stockholders of the Company of a merger, reorganization, or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock of the Company immediately before the merger, reorganization, or consolidation, do not, after such merger, reorganization, or consolidation, beneficially own, directly or indirectly, more than 60% of respectively, the then outstanding Common Shares and the combined voting power other than outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such merger, reorganization, or consolidation, or approval by the stockholders of a liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company.

Generally, pursuant to the restricted stock agreements, “Good Cause” includes:

•	dishonesty, intentional breach of fiduciary obligation, or intentional wrongdoing or malfeasance;
•	conviction of a criminal violation involving fraud or dishonesty; or
•	material breach of the terms of any agreement between the employee and the Company.

Generally, pursuant to these agreements, “Good Reason” is deemed to exist when there is a:

•	significant reduction in the scope of the employee’s authority;
•	reduction in the participant’s rate of base pay;
•	the Company changes the principal location in which employee is required to perform services; or
•

the Company terminates or amends any incentive plan or retirement plan that, when considered in the aggregate with any substitute plan or plans, the incentive plans and retirement plans fail to provide employee with the level of benefits equivalent to at least 90% of the value of the level of benefits provided in the aggregate by the plans existing at the date of the Change in Control.

If a Change in Control were to take place as of January 30, 2010, or if the executives were to be terminated without Good Cause or resigned for Good Reason at such date, the estimated benefits that would be provided are as follows:

Name	Maximum Value of Accelerated Vesting of Stock Options	Maximum Value of Accelerated Vesting of Non-Vested Shares	Total

Dennis H. Nelson	0	$4,778,550	$4,778,550
Karen B. Rhoads	0	$792,997	$792,997
Patricia K. Whisler	0	$792,997	$792,997
Brett P. Milkie	0	$792,997	$792,997
Kari G. Smith	0	$792,997	$792,997

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table summarizes the total compensation paid or accrued by the Company, to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer, each of the three next most highly compensated executive officers of the Company for the fiscal year ended January 30, 2010:

 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other compen- sation ($) (1)	Total ($)

Dennis H. Nelson	2009	900,000	4,545,853	1,903,500	0	0	0	281,944	7,631,297
President	2008	862,000	5,613,503	2,101,000	0	0	0	234,023	8,810,526
and CEO	2007	835,000	3,616,870	1,693,500	0	0	0	123,637	6,269,007

Karen B. Rhoads	2009	280,000	909,170	317,250	0	0	0	38,369	1,544,789
Vice-President of	2008	262,000	1,122,701	346,665	0	0	0	24,895	1,756,261
Finance and CFO	2007	250,000	723,374	279,428	0	0	0	12,173	1,264,975

Patricia K. Whisler	2009	325,000	909,170	317,250	0	0	0	43,414	1,594,834
Vice-President of	2008	310,000	1,122,701	346,665	0	0	0	31,512	1,810,878
Women’s	2007	297,000	723,374	279,428	0	0	0	16,202	1,316,004
Merchandising

Brett P. Milkie	2009	315,000	909,170	317,250	0	0	0	42,443	1,583,863
Vice-President of	2008	300,000	1,122,701	346,665	0	0	0	32,433	1,801,799
Leasing	2007	282,000	723,374	279,428	0	0	0	16,202	1,301,004

Kari G. Smith	2009	310,000	909,170	317,250	0	0	0	42,281	1,578,701
Vice-President of	2008	285,000	1,122,701	346,665	0	0	0	30,049	1,784,415
Sales	2007	273,000	723,374	279,428	0	0	0	13,130	1,288,932

(1)

These amounts include the Company’s matching contribution into the 401(k) profit sharing plan for the plan year ended January 30, 2010, net of match forfeitures resulting from ACP testing. The Company matched 50% of the employees’ deferrals not exceeding 6% of gross earnings and subject to dollar limits per Internal Revenue Code regulations. These amounts also include the Company’s matching contribution into The Buckle, Inc. Deferred Compensation Plan, covering the Executive Officers. The Company matched 50% of the Vice-Presidents’ deferrals and 65% of the President’s deferrals, not exceeding 6% of gross earnings. For fiscal 2009, Other Compensation for Dennis H. Nelson includes $30,179 of value added to earnings for personal usage of the Company’s airplanes.

(2)

The executive officers’ bonuses for fiscal 2009 were calculated based upon the Company’s 2009 Management Incentive Plan, as approved at the 2009 Annual Meeting of Stockholders. (See “Report of the Compensation Committee”)

(3)

Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC 718, Compensation-Stock Compensation, see Note J in the Notes to Financial Statements included in the Company’s Annual Report on Form 10-K.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, as to our named executive officers, information concerning Non-Vested Stock granted during the fiscal year ended January 30, 2010.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of	All Other Option Awards; Number of	Exercise or Base Price
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Securities Underlying Options (#)	of Option Awards ($/Sh)

Dennis H.
Nelson	2/01/2009	0	0	0	0	0	0	90,000	0	N/A
Karen B.
Rhoads	2/01/2009	0	0	0	0	0	0	15,000	0	N/A
Patricia K.
Whisler	2/01/2009	0	0	0	0	0	0	15,000	0	N/A
Brett P.
Milkie	2/01/2009	0	0	0	0	0	0	15,000	0	N/A
Kari G.
Smith	2/01/2009	0	0	0	0	0	0	15,000	0	N/A

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth outstanding stock option awards classified as exercisable or unexercisable for each of the Company’s named executive officers as of January 30, 2010 and the number of shares of Non-Vested Stock that have not vested as of January 30, 2010 and the market value of those shares as of that date:

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plans Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (#)

Dennis H.	187,018	0	0	3.9989	2/2/12	157,500	4,778,550	0	0
Nelson	233,068	0	0	2.2655	2/1/13			0	0
	233,111	0	0	6.3322	1/31/14			0	0

Karen B.	32,829	0	0	3.9989	2/2/12	26,137	792,997	0	0
Rhoads	56,745	0	0	2.2655	2/1/13			0	0

Patricia K	15	0	0	4.0033	2/3/11	26,137	792,997	0	0
Whisler	62,829	0	0	3.9989	2/2/12			0	0
	56,745	0	0	2.2655	2/1/13			0	0
	56,755	0	0	6.3322	1/31/14			0	0

Brett P. Milkie	0	0	0	N/A	N/A	26,137	792,997	0	0

Kari G. Smith	56,730	0	0	2.2655	2/1/13	26,137	792,997	0	0
	56,735	0	0	6.3322	1/31/14			0	0

There have been no stock options granted to executive officers since fiscal 2004, and, as of January 30, 2010, all stock options granted to the named executive officers were vested, resulting in no reported unexercisable options in the above chart. The shares of Non-Vested Stock vest over a 4 year period with 20% vesting upon certification of achievement of Performance Goals and 20% vesting at the following fiscal year-end, followed by 30% vesting at each of the next two fiscal year-ends.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth stock options exercised and Non-Vested Stock acquired on vesting, for each of the Company’s named executive officers, during the fiscal year ended January 30, 2010, and the value realized upon exercise and vesting of the options and shares, respectively.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Dennis H. Nelson	151,308	4,538,340	86,250	2,631,825
Karen B. Rhoads	30,000	720,633	14,232	434,273
Patricia K. Whisler	13	376	14,232	434,273
Brett P. Milkie	0	0	14,232	434,273
Kari G. Smith	44,636	1,126,216	14,232	434,273

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth earnings, distributions, and balances for each of the named executive officers under the Company’s non-qualified deferred compensation plan for the fiscal year ended January 30, 2010.

Name	Executive Contributions Last FY ($)(1)	Registrant Contributions Last FY ($)(1)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Dennis H. Nelson	379,552	244,415	4,466	0	2,762,540
Karen B. Rhoads	62,038	31,019	74,766	0	324,077
Patricia K. Whisler	126,266	36,064	92,463	0	401,303
Brett P. Milkie	150,316	35,764	162,256	0	770,574
Kari G. Smith	73,416	35,602	60,303	0	245,665

(1)	Amounts have been reported as compensation in the Summary Compensation Table above.
(2)	Consists of amounts earned in fiscal 2009 but not credited to the participant’s account until paid in fiscal 2010.
(3)	Amounts not included in the Summary Compensation Table above, as they do not represent above-market or preferential earnings on compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis which appears in this Proxy Statement under the captions “Executive Compensation” and “Executive Compensation and Other Information” and is required by Item 402(b) of SEC Regulation S-K.

Based upon such review and discussions, we recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement.

Jack P. Peetz, Chairman Robert E. Campbell	Bill L. Fairfield Michael E. Huss	Bruce L. Hoberman

Proposal 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended January 30, 2010 and January 31, 2009, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”). Subject to stockholder ratification, the Audit Committee has re-appointed the firm of Deloitte & Touche LLP, an independent registered public accounting firm, as independent registered public accountants to audit the financial statements of the Company for the fiscal year 2010. Deloitte & Touche LLP has served as the independent auditors of the Company since December 1990.

The Board of Directors recommends that stockholders vote “FOR” such ratification. Unless contrary instructions are given, the proxies solicited by the Board of Directors will be voted “FOR” such ratification. Ratification will require affirmative vote of holders of a majority of the Common Stock present or in proxy, at the meeting.

Audit and audit-related fees aggregated $419,609 and $451,033 for the years ended January 30, 2010 and January 31, 2009, respectively, and were composed of the following:

Audit Fees
The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended January 30, 2010 and January 31, 2009, and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal years were $371,500 and $404,250, respectively.

Audit-Related Fees
The aggregate fees billed for audit-related services for the fiscal years ended January 30, 2010 and January 31, 2009 were $21,275 and $27,000, respectively. These fees relate to the audit of the Company’s 401(k) Profit Sharing Plan for the plan years ended January 31, 2009 and 2008.

Tax Fees
The aggregate fees billed for tax services for the fiscal years ended January 30, 2010 and January 31, 2009 were $26,834 and $19,783, respectively. These fees relate to preparation of the state and federal income tax returns and research on tax related matters for the fiscal years ended January 30, 2010 and February 2, 2008.

All Other Fees
The aggregate fees for services not included above were $0 and $0, respectively, for the fiscal years ended January 30, 2010 and January 31, 2009.

One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

Proposal 3

PROPOSAL TO APPROVE THE COMPANY’S
2010 MANAGEMENT INCENTIVE PLAN

The Board of Directors believes that the continued success of the Company depends on its ability to attract, retain, and motivate key employees. Accordingly, the Compensation Committee of the Board of Directors has reviewed the Company’s executive incentive compensation program and recommends that the Company’s stockholders approve the 2010 Management Incentive Plan (the “2010 Incentive Plan”). In order for payment of certain incentive awards to be deductible under the current Internal Revenue Code (the “Code’), such awards must be paid under a plan like the 2010 Incentive Plan, which has been approved by the stockholders. The 2010 Incentive Plan is set forth in Exhibit “A” to this Proxy Statement.

The following discussion is qualified in its entirety by reference to the text of the 2010 Incentive Plan.

Background

The 2010 Incentive Plan is modeled after the 2009 Management Incentive Plan approved by the stockholders of the Company at the Annual Meeting held in 2009 (the “2009 Incentive Plan”). The 2009 Incentive Plan was designed to motivate the Company’s key employees to improve stockholder value by linking a portion of their compensation to the Company’s financial performance. The 2009 Incentive Plan was a one-year plan. The 2010 Incentive Plan is also a one-year plan.

The goals of the Compensation Committee with regard to cash compensation have been and continue to be:

•	to establish base salaries at a competitive level;
•	to establish a cash bonus program that rewards exceptional performance;
•	to eliminate cash bonuses based upon participation in the first dollar of profits; and
•	to eliminate an automatic and mathematical bonus in the event that the Company’s performance does not at least equal performance for the immediately preceding fiscal year.

Description of the Incentive Plan

The 2010 Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee must be comprised solely of Directors who are “Directors” as defined in Section 162(m) of the Code. The 2010 Incentive Plan encompasses two types of incentives:

•	an annual Cash Award; and
•	an annual grant of Non-Vested Stock pursuant to the 2005 Restricted Stock Plan.

The Committee’s powers include authority, within the limitations set forth in the 2010 Incentive Plan, to:

•	select the persons to be granted Cash Awards and Shares of Non-Vested Stock;
•	determine the time when Cash Awards and Non-Vested Stock will be granted;
•	determine whether objectives and conditions for earning Cash Awards and Non-Vested Stock have been met;
•	determine whether payment of Cash Awards and Non-Vested Stock will be made at the end of an award period or deferred; and
•	approve discretionary year-end cash incentives for extraordinary events.

Any employee of the Company whose performance the Compensation Committee determines can have a significant effect on the success of the Company - designated a Key Employee by the Plan - will be granted annual incentive Cash Awards under the 2010 Incentive Plan. Because the number of Key Employees may change over time and because the selection of participants is discretionary, it is impossible to determine the number of persons who will be eligible for awards under the 2010 Incentive Plan during its term. However, it is anticipated that seven persons will receive Cash Awards for fiscal 2010 under the 2010 Incentive Plan.

The 2010 Incentive Plan includes the creation of a Bonus Pool as a cash incentive for executives. This Bonus Pool will be calculated based upon dollars of growth in key performance categories compared to the Base Year Amounts, multiplied by the applicable percentage amounts as outlined in the plan, multiplied by a factor determined by the growth in Pre-Bonus Net Income (the “Pre-Bonus Net Income Factor”), and multiplied by a factor determined by the growth in Gross Margin (the “Margin Factor”) (see Exhibit A). The applicable percentage amounts for the 2010 Incentive Plan include 8.0% of the increase in Same Store Sales, 5.0% of the increase in Gross Margin, and 15.0% of the increase in Pre-Bonus Net Income. The Base Year Amounts are determined using the immediately preceding fiscal year for Same Store Sales and the prior three-year rolling average for Gross Margin and Pre-Bonus Net Income, with the prior fiscal year receiving a weighting factor of 4 and the other two years receiving a weighting factor of 1. The Pre-Bonus Net Income Factor is .80 of the increase in Pre-Bonus Net Income for increases from 0% to 19.99%; .70 for growth in Pre-Bonus Net Income of at least 20.0% and up to 29.99%; .64 for growth in Pre-Bonus Net Income of at least 30.0% and up to 39.99%; and .55 for growth in Pre-Bonus Net Income of 40% or greater. The Margin Factor is .80 for growth in Gross Margin up to 19.99%; .70 for growth in Gross Margin of at least 20.0% and up to 39.99%; and ..64 for growth in Gross Margin of 40% or greater. Bonus Pool Awards pursuant to the 2010 Incentive Plan will be in addition to base salaries.

Base salaries for fiscal 2010 for the executive officers included in the Summary Compensation Table are as follows:

Name	Base Salary

Dennis H. Nelson	$925,000
Karen B. Rhoads	$290,000
Patricia K. Whisler	$335,000
Brett P. Milkie	$325,000
Kari G. Smith	$325,000

Cash Awards

Each participant in the 2010 Incentive Plan shall receive a Cash Award equal to 100% of the participant’s share of the Bonus Pool. The President’s share of the Bonus Pool is 39.2%, and the share of each other participant in the Bonus Pool shall be determined by the President prior to the first day of each plan year (or immediately upon adoption of the Plan).

No Cash Award payment for the year may be made to an Executive until the Company’s Same Store Sales, Gross Margin, and Pre-Bonus Net Income for the year are certified by the Compensation Committee. A Participant shall not be entitled to receive payment of an Award unless such participant is still in the employ of the Company on the last day of the fiscal year for which the Cash Award is earned.

Non-Vested Stock

Non-Vested Stock was granted, subject to stockholder approval, to participants pursuant to the 2005 Restricted Stock Plan as of February 9, 2010. Shares awarded under the Plan will vest according to a performance feature whereby one-half of the shares granted will vest over four years if a 2.5% increase in fiscal 2010 Pre-Bonus Net Income is achieved, and the second half of the shares granted will vest over four years if a 6% increase in fiscal 2010 Pre-Bonus Net Income is achieved. Upon the Compensation Committee’s certification of the achievement of the performance results, 20% of the Non-Vested Stock Shares would vest immediately, with 20% vesting on January 28, 2012, 30% on February 2, 2013, and 30% in February 1, 2014. The participant must remain in the employ of the Company on the vesting date in order to become vested in the shares.

Amendments

The Committee may amend the 2010 Incentive Plan from time to time, provided that no amendment to the 2010 Incentive Plan shall be effective unless approved by the Company’s stockholders, to the extent that such stockholder approval is required under Section 162(m) of the Code with respect to awards which are intended to qualify under that Section.

New Plan Benefits

No Cash Awards have been granted under the 2010 Incentive Plan, and it is not determinable what Cash Awards will be received by any employee under the 2010 Incentive Plan. However, the following table provides information concerning the Cash Award and shares of Non-Vested Stock that would have been received by each of the following persons and groups for the last completed fiscal year had the 2010 Incentive Plan been in effect:

NEW PLAN BENEFITS
2010 Management Incentive Plan

Name and Position	Cash Award	Non-Vested Stock

Dennis H. Nelson, President and CEO	4,829,125	90,000
Karen B. Rhoads, Vice-President of Finance and CFO	965,825	15,000
Patricia K. Whisler, Vice-President of Women’s Merchandising	965,825	15,000
Brett P. Milkie, Vice-President of Leasing	965,825	15,000
Kari G. Smith Vice-President of Sales	965,825	15,000

All Executive Officers	9,899,706	172,500

Non-Executive Officer Directors (0 persons)	-0-	-0-

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 3, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE COMPANY’S 2010 MANAGEMENT INCENTIVE PLAN.

Proposal 4

PROPOSAL TO AMEND
THE 2005 RESTRICTED STOCK PLAN

The Board of Directors of the Company has adopted, subject to stockholder approval, the following amendments to the 2005 Restricted Stock Plan (the “Restricted Stock Plan”):

An increase in the number of shares of Common Stock authorized for issuance under the plan from 1,200,000 shares to 1,700,000 shares of Common Stock and an extension of the term of the plan for two additional years, covering fiscal years 2010 and 2011.

Description of the 2005 Restricted Stock Plan

The 2005 Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors, which Committee is composed of Directors who are not eligible to participate in the 2005 Restricted Stock Plan and who qualify as “non-employee Directors” as contemplated by Rule 16(b)(3) adopted by the Securities and Exchange Commission and as “outside Directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee has authority under the 2005 Restricted Stock Plan to grant awards of Non-Vested Stock. Non-employee Directors are not eligible to receive awards under the 2005 Restricted Stock Plan.

A total of 1,200,000 shares of Common Stock are reserved for issuance under the 2005 Restricted Stock Plan. There is no limit on the number of Shares of Non-Vested Stock that may be issued to any Participant. Shares subject to the 2005 Restricted Stock Plan are authorized but unissued shares. Shares re-acquired by the Company are returned to the status of authorized but unissued shares pursuant to the Business Corporation Act of Nebraska.

The provisions governing the disposition of specific awards granted under the 2005 Restricted Stock Plan in the event of the retirement, disability, death, or other termination of employment of the Participant, as well as the restrictions and vesting requirements with respect to shares will be determined by the Compensation Committee at the time such awards are granted. The 2005 Restricted Stock Plan provides that the Compensation Committee can take certain actions to protect Participants’ rights in the event of a change in control of the Company. Non-Vested Stock shares are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code.

The 2005 Restricted Stock Plan grants the Compensation Committee the ability to qualify grants of Non-Vested Stock as Qualified Performance Based Compensation. “Qualified Performance Based Compensation” means compensation that is intended to qualify as “Qualified Performance Based Compensation” as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”). In making grants of Non-Vested Stock as Qualified Performance Based Compensation the Compensation Committee is granted the authority under the Plan to determine and select the Performance Criteria and the applicable Performance Period and to establish Performance Goals. The Plan provides that Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), net losses, sales or revenue, operating earnings, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, gross or net profit margin, earnings per share, price per share of stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. Performance Periods may be one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and payment of, a Performance Based Award.

The Compensation Committee may amend or terminate the 2005 Restricted Stock Plan. However, no such amendment or termination may impair any shares previously awarded under the Plan. Stockholder approval is required for any amendment (i) which must be approved by stockholders under applicable law or the rules of any stock exchange on which shares of the Common Stock are traded, or (ii) which must be approved by stockholders in order to maintain the qualifications of the 2005 Restricted Stock Plan under Section 162(m) of the Internal Revenue Code. The 2005 Restricted Stock Plan was effective February 10, 2005 and will remain in effect until terminated by the Compensation Committee.

Stock awarded pursuant to the 2005 Restricted Stock Plan will be taxed at the earlier of vesting or removal of restriction of sale or transfer. Generally, no income will be realized by the employee at the time the shares are granted, except by individual voluntary election filed with the Internal Revenue Service. When the shares vest, ordinary income in an amount equal to the fair market value of the shares will be realized. The holding period to determine whether at disposition any appreciation (or depreciation) is treated as short-term or long-term capital gain or loss will begin on the date of vesting. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the employee in the year that such income becomes taxable.

Reasons for Amendments

At the Annual Meeting of Shareholders held on May 31, 2007, shareholders approved an amendment to the 2005 Restricted Stock Plan increasing the available shares to 800,000 and extending the term of the plan for three years, through fiscal 2009. As a result of the Company’s 3-for-2 stock split on October 30, 2008, the total shares approved for issuance under the plan were adjusted to 1,200,000 and the number of non-vested shares issued as of January 30, 2010 was 1,070,752, net of forfeitures. As of February 9, 2010, 230,400 shares of non-vested stock were granted and only 129,248 shares remained available for future grants. Therefore, in order to fulfill grants for fiscal 2010, it will be necessary to increase the number of shares available for issuance. The Board of Directors recommends that an additional 500,000 shares of Common Stock be added to the Plan and that the term of the plan be extended for two additional years, covering fiscal years 2010 and 2011.

Stockholder Action

The Board of Directors believes that the above-described amendment to the 2005 Restricted Stock Plan is appropriate and consistent with the Company’s objectives of attracting and retaining executives of outstanding competence and aligning their interests with those of the stockholders of the Company. Accordingly, the Board believes that approval of the Amendment is in the best interest of the Company and its stockholders.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 4, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 2005 RESTRICTED STOCK PLAN.

Proposal 5

PROPOSAL TO APPROVE PERFORMANCE-BASED AWARDS GRANTED PURSUANT TO
THE COMPANY’S 2005 RESTRICTED STOCK PLAN

On February 9, 2010, the Compensation Committee approved grants of Non-Vested Stock to certain executive officers of the Company pursuant to the 2005 Restricted Stock Plan, as follows:

Name	Number of Non-Vested Shares	Name	Number of Non-Vested Shares
Dennis H. Nelson	90,000	Brett P. Milkie	15,000
Karen B. Rhoads	15,000	Kari G. Smith	15,000
Patricia K. Whisler	15,000

The shares of Non-Vested Stock were granted subject to a performance feature that requires that the Company’s fiscal 2010 Pre-Bonus Net Income increase at least 2.5% above the fiscal 2009 Pre-Bonus Net Income for one-half of the shares of Non-Vested Stock to be vested; and increase 6% above the fiscal 2009 Pre-Bonus Net Income for the second half of the shares of Non-Vested Stock to be vested. The grant of Non-Vested Stock provides that if the performance target is met, the Non-Vested Stock will vest 20% upon the Compensation Committee’s certification of the performance results, 20% on January 28, 2012, 30% on February 2, 2013, and 30% on February 1, 2014. The participant must remain in the employ of the Company on the vesting date in order to become vested in the shares.

You are being asked to approve the terms of the Performance Goals. This approval is required under the Internal Revenue Code and Internal Revenue Service Regulations (the “Code”) in order to preserve the Company’s federal income tax deduction with respect to the grant of these Non-Vested Shares.

Purpose of Proposal

As discussed in the Report of the Compensation Committee in this Proxy Statement, the Company generally seeks to preserve its ability to claim tax deductions for compensation paid to executives to the greatest extent practicable. Section 162(m) of the Code sets limits on the Company’s federal income tax deduction for compensation paid in any taxable year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer or (ii) among the four other highest-compensated executive officers whose compensation is reported in the Summary Compensation Table of the Proxy Statement. “Qualified performance-based compensation” which can include compensation from stock options, cash awards, and certain grants of Non-Vested Stock, is not subject to this deduction limit, and therefore is fully deductible, if certain conditions are met. One of the conditions is stockholder approval of the material terms of the performance goals under which the compensation is paid.

Non-Vested Stock granted by the Compensation Committee on February 9, 2010 was subject to the condition that the stockholders approve the performance goals.

Material terms of the performance goals

Under the terms of the grant of Non-Vested Stock, Performance Goals apply to fiscal 2010, requiring Pre-Bonus Net Income for the fiscal year to increase at least 2.5% and 6% over the Pre-Bonus Net Income for the prior fiscal year before each one-half of the Non-Vested Stock vests. Non-Vested Stock was granted to each executive officer.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 5, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PERFORMANCE-BASED AWARDS GRANTED PURSUANT TO THE COMPANY’S 2005 RESTRICTED STOCK PLAN.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of five members of the Board, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards.

In March 2000, the Board adopted a charter for the Audit Committee, a copy of which was attached as Appendix A to the Company’s proxy statement for the meeting held in 2001. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities. A copy of the Audit Committee Charter is also available free of charge on the Company’s website, www.buckle.com, or upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480., Kearney, NE 68848.

The Audit Committee has reviewed and discussed the Company’s January 30, 2010 audited financial statements with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee also has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol. 1 AU Section 380, Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200-T.

The Audit Committee also has received from Deloitte & Touche LLP the written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526 (communicating with Audit Committees concerning independence) and has discussed with Deloitte & Touche LLP their independence from the Company. The audit committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Deloitte & Touche LLP.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the January 30, 2010 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 to be filed with the Securities and Exchange Commission.

          This report was submitted by the Audit Committee of the Board, which is comprised of:

Bill L. Fairfield, Chairman Robert E. Campbell	Jack P. Peetz Bruce L. Hoberman	Michael E. Huss

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment on such matters, discretionary authority to so do being included in each proxy.

PROPOSALS FOR 2011 ANNUAL MEETING

Although the date for the Annual Stockholders’ meeting to be held in 2011 has not been set, the rules adopted by the Securities and Exchange Commission require that this statement disclose the date by which stockholders’ proposals must be received by the Company in order to be included in next year’s Proxy Statement. According to those rules, a stockholder’s proposal should be received by the Company at its office in Kearney, Nebraska on or before December 28, 2010.

By Order of the Board of Directors

Kyle L. Hanson, Secretary

April 21, 2010

EXHIBIT A

THE BUCKLE, INC.
2010 MANAGEMENT INCENTIVE PLAN

1. PURPOSES

The purpose of The Buckle, Inc. 2010 Management Incentive Plan is to reward the Company’s Executive Officers for increasing stockholder value by creating a bonus program that assures (on average) that increases in executive compensation will mirror increases in stockholder value.

2. DEFINITIONS

A.	“Applicable Percentage Amounts” means 8.0% of the Increase in Same Store Sales; 5.0% of the Increase in Margin; and 15.0% of the Increase in Pre-Bonus Net Income.

B.

“Base Year” means the immediately preceding fiscal year with regard to Same Store Sales and the rolling average for the immediately preceding three (3) fiscal years with regard to Margin and Pre-Bonus Net Income; for purposes of computing the rolling average the most recent fiscal year shall be weighted by a factor of 4; the remaining two years shall be weighted by a factor of 1.

C.

“Bonus Pool” means the amount calculated each Plan Year comprised of the total of the Applicable Percentage Amounts multiplied by the Pre-Bonus Net Income Factor (for the Applicable Percentage amount of the Increase in Pre-Bonus and Pre-Tax Net Income) and the Margin Factor (for the Applicable Percentage Amount of the Increase in Margin).

D.	“Cash Award” means any cash incentive payment made under the Plan.

E.	“Code” means the Internal Revenue Code of 1986, as amended.

F.

“Committee” means the Compensation Committee of The Buckle, Inc.’s Board of Directors, or such other committee designated by that Board of Directors. The Committee shall be comprised solely of Directors who are Directors under Section 162(m) of the Code.

G.	“Company” means The Buckle, Inc.

H.	“Executive Officers” means the officers of the Company and designated as Executive Officers in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission.

I.	“GAAP” means generally accepted accounting principles consistently applied.

J.

“Increase” means the amount by which the Company’s Same Store Sales, Margin, and Pre-Bonus Net Income in the current Plan Year exceed the Base Year amounts for Same Store Sales, Margin, and Pre- Bonus Net Income, respectively.

K.	“Margin” means gross sales less the cost of sales (including buying, occupancy, and distribution expenses) determined in accordance with GAAP.

L.	“Margin Factor” means the factor set forth below with respect to the Increase in Margin.

Increase in Margin	Margin Factor
0% to 19.99%	.80
20.00% to 39.99%	.70
> 40%	.64

M.	“Participant” means any individual to whom an Award is granted under the Plan.

N.	“Plan” means this Plan, which shall be known as The Buckle, Inc. 2010 Management Incentive Plan.

O.	“Plan Year” means a fiscal year of the Company.

P.

“Pre-Bonus Net Income” means the Company’s net income from operations after the deduction of all expenses, excluding administrative and store manager percentage bonuses and excluding income taxes. Net income from operations does not include earnings on cash investments.

Q.	“Pre-Bonus Net Income Factor” means the factor set forth below with respect to Increase in Pre-Bonus Net Income.

Increase in
Pre-Bonus Net Income	Pre-Bonus Net Income Factor
0% to 19.99%	.80
20.00% to 29.99%	.70
30.00% to 39.99%	.64
> 40%	.55

R.	“Non-Vested Stock” means shares of the Company’s Common Stock granted pursuant to the Company’s 2005 Restricted Stock Plan.

S.	“Same Store Sales” means gross sales from stores open at least twelve (12) months, including the online store sales, but excluding closed stores.

3. ADMINISTRATION

A	The Plan shall be administered by the Committee. The Committee shall have the authority to:

	(i)	interpret and determine all questions of policy and expediency pertaining to the Plan;

	(ii)	adopt such rules, regulations, agreements, and instruments as it deems necessary for its proper administration;

	(iii)	grant waivers of Plan or Award conditions (other than Awards intended to qualify under Section 162(m) of the Code);

	(iv)	accelerate the payment of Awards (but with respect to Awards intended to qualify under Section 162(m) of the Code, only as permitted under that Section);

	(v)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

	(vi)	take any and all actions it deems necessary or advisable for the proper administration of the Plan;

	(vii)	adopt such Plan procedures, regulations, sub-plans, and the like as it deems are necessary to enable Executive Officers to receive Awards; and

(viii)

amend the Plan at any time and from time to time, provided however than no amendment to the Plan shall be effective unless approved by the Company’s stockholders, to the extent such stockholder approval is required under Section 162(m) of the Code with respect to Awards which are intended to qualify under that Section.

4. ELIGIBILITY

    All Executive Officers are eligible to become a Participant in the Plan.

5. CASH AWARDS

A.

Each Participant in the Plan shall receive a Cash Award calculated to be equal to 100% of the Participant’s share of the Bonus Pool. The President’s share of the Bonus Pool shall be 39.2% and the share of each other Participant in the Bonus Pool shall be determined by the President prior to the first day of each Plan Year.

B.

Executives may be eligible for a discretionary year-end cash incentive for extraordinary events, such as mergers or acquisitions, as may be determined by the Compensation Committee of the Board of Directors in its discretion.

C.

No payment of a Cash Award for the year may be made to an Executive until the Company’s Same Store Sales, Gross Margin, and Pre-Bonus Net Income for the year are certified by the Committee. A Participant shall not be entitled to receive payment of an Award unless such Participant is still in the employ of the Company on the last day of the fiscal year for which the Cash Award is earned..

D.	The Company shall withhold all applicable federal, state, local, and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Cash Award.

6. NON-VESTED STOCK

Participants will be granted shares of Non-Vested Stock pursuant to the 2005 Restricted Stock Plan. Shares of Non-Vested Stock shall be granted to the Executive Officers as follows:

Name	Number of Restricted Shares
Dennis H. Nelson	90,000
Karen B. Rhoads	15,000
Patricia K. Whisler	15,000
Brett P. Milkie	15,000
Kari G. Smith	15,000

Shares awarded under the 2005 Restricted Stock Plan will vest according to a performance feature whereby one-half of the Shares granted will vest over four years if a 2.5% increase in fiscal 2010 Pre-Bonus Net Income is achieved; and the second half of the Shares granted will vest over four years if a 6% increase in fiscal 2010 Pre-Bonus Net Income is achieved. Upon the Compensation Committee’s certification that the Performance Goal has been reached, 20% of the Non-Vested Stock Shares will vest immediately, with 20% vesting in January 2012, 30% in January 2013, and 30% in January 2014. The Participant must remain in the employ of the Company on those dates to have the Non-Vested Stock Shares vest. Each Share of Non-Vested Stock shall be subject to the terms of a Non-Vested Stock Agreement between the Company and the Participant, which Agreement shall contain such other provisions as determined by the Committee.

7. GENERAL

A.

The Restricted Stock Plan became effective as of February 22, 2005, subject to shareholder approval at the 2005 annual meeting of the Company’s stockholders and was amended by stockholders at the 2006 and 2007 annual meetings of the Company’s stockholders. Subject to stockholder approval at its 2010 Annual Meeting, the Plan is again being amended to increase the number of shares authorized for grant and to extend the term of the plan to include fiscal years 2010 and 2011.

B.

Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.

C.

Participation in the Plan shall not give any Key Employee any right to remain in the employ of the Company. Further, the adoption of the Plan shall not be deemed to give any Executive Officer or other individual the right to be selected as a Participant or to be granted an Award.

D.	To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater that the rights of an unsecured creditor of the Company.

E.	The Plan shall be governed by and construed in accordance with the laws of the State of Nebraska.

PROXY	THE BUCKLE, INC.

2407 West 24th Street, Kearney, Nebraska 68845

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel J. Hirschfeld and Dennis H. Nelson, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent and to vote, as designated below, all the shares of common stock of The Buckle, Inc. held of record by the undersigned on March 26, 2010 at the annual meeting of the shareholders to be held on June 4, 2010, or any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

1. ELECTION OF DIRECTORS	☐ FOR ALL NOMINEES LISTED	☐ WITHHOLD AUTHORITY
(except as marked to the contrary)	to vote for all nominees listed.

D. Hirschfeld, D. Nelson, K. Rhoads, J. Shada, R. Campbell,

B. Fairfield, B. Hoberman, J. Peetz, M. Huss

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending January 29, 2011.
☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal to approve the Company’s 2010 Management Incentive Plan.
☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Proposal to approve an amendment to the Company’s 2005 Restricted Stock Plan.
☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Proposal to approve the Performance-Based Awards granted pursuant to the Company’s 2005 Restricted Stock Plan.
☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN THE PROXY STATEMENT AND FOR PROPOSALS 2, 3, 4, AND 5.

DATED:____________________________, 2010

_________________________________

Signature

_________________________________

Signature if held jointly

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.